KRESTON GTA

December 13, 2024

To Whom it may concern:

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 27, 2022, on the consolidated financial statements of CordovaCann Corp., which comprise of the consolidated statements of financial position as of June 30, 2022 and 2021, consolidated statements of loss and comprehensive loss, changes in shareholders' equity, and statements of cash flows for the years ended June 30, 2022 and 2021, and the related notes (collectively referred to as the "consolidated financial statements"), which are incorporated by reference herein and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus included in the Registration Statement on Form 20-F dated December 13, 2024 of CordovaCann Corp.

Kreston GTA LLP

Chartered Professional Accountants
Markham, Canada
December 13, 2024